Exhibit 99.3

News Release
FOR IMMEDIATE RELEASE
JULY 1, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING OF
MISSISSIPPI LIME JOINT VENTURE WITH SINOPEC

OKLAHOMA CITY, JULY 1, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced it completed its previously announced Mississippi Lime joint venture with Sinopec International Petroleum Exploration and Production Corporation (Sinopec) on June 28, 2013.  The company sold a 50% undivided interest in approximately 850,000 acres in northern Oklahoma for total consideration of $1.02 billion in cash, of which approximately 93% was received upon closing.  Payment of the remaining proceeds is subject to customary post-closing contingencies.

Net to Sinopec’s interest, assets associated with the joint venture produced approximately 9,600 barrels of liquids and 54 million cubic feet of natural gas per day during the 2013 first quarter.  All future exploration and development costs in the joint venture will be shared proportionately between the parties with no drilling carries involved.  As the operator of the project, Chesapeake will conduct all leasing, drilling, completion, operations and marketing activities for the joint venture.

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “Chesapeake is pleased to have Sinopec as our partner in the Mississippi Lime play and we look forward to efficiently developing and growing this asset for many years to come.”

Jefferies & Company, Inc. served as financial advisor to Chesapeake on the joint venture.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 11 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com  where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  Chesapeake may not be able to satisfy all the requirements necessary to receive the remaining sale proceeds which are subject to customary post-closing contingencies. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

INVESTOR CONTACTS:		MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	Gary T. Clark, CFA (405) 935-6741 gary.clark@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154